Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of Computer Sciences Corporation on Form S-4 of our report dated May 24, 2002 appearing in the Annual Report on Form 10-K of Computer Sciences Corporation for the year ended March 29, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

Deloitte & Touche LLP

Los Angeles, California
December 23, 2002